Exhibit 99.1

LBI Media, Inc. Reports Third Quarter 2010 Results

Burbank, CA – November 15, 2010 – LBI Media, Inc. reported its financial results today for the three and nine months ended September 30, 2010.

The following discussion and analysis of our financial condition and results of operations incorporates restated financial results for the three and nine months ended September 30, 2009. Due to our restatement for accounting errors relating to the classification and valuation of certain deferred tax accounts relating to our indefinite-lived intangible assets, all comparisons to September 30, 2009 contained within this press release reflect restated financial results.

For the three months ended September 30, 2010, net revenues increased by $3.2 million, or 11.6%, to $30.7 million, from $27.5 million for the same period in 2009. Net revenues for the nine months ended September 30, 2010 increased by $7.9 million, or 10.3%, to $85.0 million, from $77.1 million for the same period in 2009.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “This quarter marks the one-year anniversary of the launch of our national television network, EstrellaTV. We are pleased with EstrellaTV’s performance and it is already contributing to the company as we leverage the strength of our programming across the nation.

EstrellaTV has demonstrated consistent and competitive network ratings results and it continues to secure additional distribution. We have signed agreements with two additional affiliates in Salinas-Monterey, CA and Yuma, AZ. In addition, in September, we entered into a nationwide carriage deal with AT&T to offer EstrellaTV to Hispanic viewers across the country. We also recently purchased a television station in Denver, CO, the nation’s 15th largest Hispanic television market, and we expect to close on another television station in Chicago, IL, the 6th largest Hispanic television market, in the near future. This will increase EstrellaTV’s reach to over 77% of all US Hispanic television households.

“Our results this quarter represent the third consecutive quarter of year-over-year revenue growth, led primarily by the performance of our core television markets and the contribution of EstrellaTV. We are pleased that our investments in original programming are now starting to produce additional returns through the development of a Hispanic television network. Going forward, we will continue to invest in and strengthen our content through new and compelling programming, as well as continuing to improve our distribution platform, so that EstrellaTV could one day be enjoyed by all Hispanic viewers in the US.”

Results for the Three Months Ended September 30, 2010

Net revenues increased by $3.2 million, or 11.6%, to $30.7 million for the three months ended September 30, 2010, from $27.5 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment, partially offset by a slight decline in our radio segment.

Net revenues for our radio segment decreased by $0.1 million, or 0.4%, to $16.4 million for the three months ended September 30, 2010, from $16.5 million for the same period in 2009.

Net revenues for our television segment increased by $3.3 million, or 29.6%, to $14.3 million for the three months ended September 30, 2010, from $11.0 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV television network, as well as growth in our California market.

Total operating expenses decreased by $65.3 million, or 69.2%, to $29.1 million for the three months ended September 30, 2010, as compared to $94.4 million for the same period in 2009. This decrease was primarily attributable to a $69.6 million decrease in broadcast license and long-lived asset impairment charges. Excluding the impact of the impairment charges, total operating expenses increased by $4.3 million, or 22.4%, to $23.6 million for the three months ended September 30, 2010. This increase was primarily attributable to (1) a $3.7 million increase in program and technical expenses primarily due to an increase in amortization of capitalized costs related to the production of original programming content and incremental costs related to our EstrellaTV network, (2) a $0.4 million increase in promotional and selling, general and administrative expenses, primarily due to additional sales personnel and increased commissions associated with the expansion of our EstrellaTV network, and (3) a $0.2 million increase in depreciation expense and loss on sale and disposal of property and equipment.

Adjusted EBITDA(1) decreased by $0.9 million, or 8.8%, to $9.7 million for the three months ended September 30, 2010, as compared to $10.6 million for the same period in 2009. The decrease was primarily the result of the increase in program and technical expenses, partially offset by increased advertising revenues in our television segment, as discussed above.

We recognized a net loss of $5.2 million for the three months ended September 30, 2010, as compared to a loss of $70.3 million for the same period of 2009, a decrease in net loss of $65.1 million. This change was primarily attributable to the decrease in broadcast license impairment charges and higher net revenues, partially offset by increases in program and technical and selling, general and administrative expenses and higher income tax expense, as noted above.

Results for the Nine Months Ended September 30, 2010

Net revenues increased by $7.9 million, or 10.3%, to $85.0 million for the nine months ended September 30, 2010, from $77.1 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment, partially offset by a slight decline in our radio segment.

Net revenues for our radio segment decreased by $0.3 million, or 0.7%, to $44.7 million for the nine months ended September 30, 2010, from $45.0 million for the same period in 2009. The decrease was primarily the result of lower advertising revenue in our Southern California market, partially offset by an increase in our Texas market.

Net revenues for our television segment increased by $8.2 million, or 25.8%, to $40.3 million for the nine months ended September 30, 2010, from $32.1 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Total operating expenses decreased by $110.2 million, or 60.1%, to $73.3 million for the nine months ended September 30, 2010, as compared to $183.5 million for the same period in 2009. This decrease was primarily the result of a $119.3 million reduction in broadcast license and long-lived asset impairment charges. Excluding the impact of the impairment charges, total operating expenses increased by $9.1 million, or 16.0%, to $66.1 million for the nine months ended September 30, 2010. This increase was primarily attributable to (1) an $11.1 million increase in program and technical expenses, resulting from an increase in amortization of capitalized costs related to the production of original programming content and incremental costs related to our EstrellaTV network, and (2) a $0.5 million increase in selling, general and administrative and depreciation expenses. These increases were partially offset by a $1.6 million gain on our assignment of the asset purchase agreement to acquire radio station KDES-FM , a $0.8 million reduction in loss on sale and disposal of property and equipment, resulting from the absence in 2010 of the disposal of certain analog transmission equipment and a $0.1 million decline in promotional expenses.

Adjusted EBITDA decreased by $1.8 million, or 6.3%, to $26.5 million for the nine months ended September 30, 2010, as compared to $28.3 million for the same period in 2009. The decrease was primarily the result of the increase in program and technical expenses, as described above, partially offset by the $1.6 million cash gain realized on the assignment of the asset purchase agreement related to radio station KDES-FM, and increased advertising revenues in our television segment

We recognized a net loss of $9.0 million for the nine months ended September 30, 2010, as compared to a net loss of $107.5 million for the same period of 2009, a decrease in net loss of $98.3 million. This change was primarily attributable to the $119.3 million decrease in broadcast license and long-lived asset impairment charges, partially offset by the $19.2 million change in income tax (provision) benefit and the other changes noted above.

Third Quarter 2010 Conference Call

We will host a conference call to discuss our financial results for the three and nine months ended September 30, 2010 on Monday, November 15, 2010 at 4:30 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 967-7184 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Third Quarter 2010 Results Conference Call”, and providing confirmation code 3456230 to the operator. The conference call will be recorded and made available for replay through Friday, November 19, 2010. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the passcode 3456230.

(1)	We define Adjusted EBITDA as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long-lived assets, depreciation, stock-based compensation expense and other non-cash gains and losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items, our discontinued operations and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash (used in) provided by operating activities to Adjusted EBITDA.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

The financial results for LBI Media, Inc.’s third quarter ended September 30, 2010 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and eight television stations in greater Los Angeles, California (including Riverside, San Bernardino and Orange counties), Houston, Texas, Dallas-Ft. Worth, Texas, San Diego, California, New York, New York, Salt Lake City, Utah, Phoenix, Arizona and Denver, Colorado, and have entered into an asset purchase agreement to purchase the selected assets of an additional television station serving the Chicago, Illinois market. We use one of our television production facilities, located in Burbank, California, to produce our television programming. We are affiliated with twenty-eight television stations in various states serving specific market areas including seven in Texas, four in Florida, seven in California, two in Nevada and Arizona, and one each in Kansas, Nebraska, New Mexico, New York, North Carolina, Oklahoma and Oregon.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
Net revenues	$30,720	$27,520	$85,022	$77,062

Operating expenses:
Program and technical, exclusive of depreciation shown below	9,663	5,914	27,322	16,130
Promotional, exclusive of depreciation shown below	945	878	2,038	2,139
Selling, general and administrative, exclusive of depreciation shown below	10,406	10,084	30,757	30,522
Depreciation	2,548	2,441	7,506	7,259
Loss on sale and disposal of property and equipment	88	—	63	941
Impairment of broadcast licenses and long-lived assets	5,450	75,077	7,222	126,543
Gain on assignment of asset purchase agreement	—	—	(1,599)	—

Total operating expenses	29,100	94,394	73,309	183,534

Operating income (loss)	1,620	(66,874)	11,713	(106,472)
Interest expense, net of amounts capitalized	(7,077)	(7,159)	(21,076)	(21,214)
Interest rate swap income	481	234	1,338	1,591
Equity in losses of equity method investment	—	(40)	—	(103)
Interest and other income	191	146	567	366

Loss before (provision for) benefit from income taxes and discontinued operations	(4,785)	(73,693)	(7,458)	(125,832)
(Provision for) benefit from income taxes	(426)	3,272	(1,576)	17,607

Loss from continuing operations	(5,211)	(70,421)	(9,034)	(108,225)
Income from discontinued operations, net of income tax benefit of $0, $77, $0 and $20	—	132	—	708

Net loss	$(5,211)	$(70,289)	$(9,034)	$(107,517)

Adjusted EBITDA (2)	$9,712	$10,650	$26,523	$28,292

(2)

Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net cash (used in) provided by operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Net revenues:
Radio	$16,392	$16,465	0%	$44,667	$44,982	-1%
Television	14,328	11,055	30%	40,355	32,080	26%

Total	$30,720	$27,520	12%	$85,022	$77,062	10%

Total operating expenses before stock-based compensation expense, depreciation, loss on sale and disposal of property and equipment and impairment of broadcast licenses and long-lived assets:
Radio	$8,829	$8,761	1%	$23,679	$25,421	-7%
Television	12,179	8,109	50%	34,820	23,349	49%

Total	$21,008	$16,870	25%	$58,499	$48,770	20%

Stock-based compensation expense:
Corporate	$6	$6	0%	$19	$21	-10%

Total	$6	$6	0%	$19	$21	-10%

Depreciation:
Radio	$1,343	$1,203	12%	$4,022	$3,600	12%
Television	1,205	1,238	-3%	3,484	3,659	-5%

Total	$2,548	$2,441	4%	$7,506	$7,259	3%

Loss on sale and disposal of property and equipment:
Radio	$70	$—	100%	$70	$32	119%
Television	18	—	100%	(7)	909	-101%

Total	$88	$—	100%	$63	$941	-93%

Impairment of broadcast licenses and long-lived assets:
Radio	$39	$47,154	-100%	$39	$79,040	-100%
Television	5,411	27,923	-81%	7,183	47,503	-85%

Total	$5,450	$75,077	-93%	$7,222	$126,543	-94%

Operating income (loss):
Radio	$6,111	$(40,653)	-115%	$16,857	$(63,111)	127%
Television	(4,485)	(26,215)	-83%	(5,125)	(43,340)	88%
Corporate	(6)	(6)	0%	(19)	(21)	10%

Total	$1,620	$(66,874)	-102%	$11,713	$(106,472)	111%

Adjusted EBITDA (3)
Radio	$7,563	$7,704	-2%	$20,988	$19,561	7%
Television	2,149	2,946	-27%	5,535	8,731	-37%

Total	$9,712	$10,650	-9%	$26,523	$28,292	-6%

(3)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$194	$178
Accounts receivable, net	22,709	18,745
Current portion of program rights, net	595	507
Amounts due from related parties	551	387
Current portion of employee advances	252	241
Prepaid expenses and other current assets	1,301	1,258
Assets held for sale	—	1,403

Total current assets	25,602	22,719

Property and equipment, net	89,134	91,989
Broadcast licenses, net	165,404	161,660
Deferred financing costs, net	4,942	5,915
Notes receivable from related parties	3,033	3,024
Employee advances, excluding current portion	1,643	1,529
Program rights, excluding current portion	9,605	6,734
Amounts due from parent	180	—
Notes receivable from parent	22,116	17,839
Other assets	4,632	4,747

Total assets	$326,291	$316,156

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$855	$494
Accounts payable	3,219	2,874
Accrued liabilities	8,031	5,535
Accrued interest	3,742	8,610
Amounts due to parent	—	1,956
Current portion of long-term debt	1,362	1,355

Total current liabilities	17,209	20,824

Long-term debt, excluding current portion	397,438	375,486
Fair value of interest rate swap	3,896	5,234
Deferred income taxes	19,727	18,482
Other liabilities	2,494	1,579

Total liabilities	440,764	421,605

Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,784	101,774
Accumulated deficit	(216,257)	(207,223)

Total shareholder’s deficiency	(114,473)	(105,449)

Total liabilities and shareholder’s deficiency	$326,291	$316,156

Results of Operations (continued):

The table set forth below reconciles net cash (used in) provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Net cash (used in) provided by operating activities	$(1,511)	$(1,402)	$(3,293)	$171
Add:
Income tax expense (benefit)	426	(3,272)	1,576	(17,607)
Interest expense and interest and other income, net	6,886	7,013	20,509	20,848
Less:
Effect of discontinued operations	—	(424)	—	(1,035)
Gain on assignment of asset purchase agreement	—	—	1,599	—
Amortization of deferred financing costs	(326)	(318)	(973)	(950)
Amortization of discount on subordinated notes	(76)	(69)	(223)	(204)
Amortization of program rights	(3,107)	(1,093)	(8,605)	(2,107)
Provision for doubtful accounts	(647)	(969)	(1,556)	(1,660)
Changes in operating assets and liabilities:
Cash overdraft	(168)	—	(361)	395
Accounts receivable	841	1,460	5,084	3,904
Program rights	3,648	2,284	11,564	6,238
Amounts due from related parties	1	—	4	20
Prepaid expenses and other current assets	161	(17)	43	(232)
Employee advances	114	7	125	14
Accounts payable	(311)	237	89	1,271
Accrued liabilities	(536)	(661)	(2,500)	(2,676)
Accrued interest	4,864	4,832	4,868	4,662
Deferred income taxes	(382)	3,350	(1,245)	17,328
Other assets and liabilities	(165)	(308)	(182)	(88)

Adjusted EBITDA	$9,712	$10,650	$26,523	$28,292

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s radio division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Radio division operating income (loss)	$6,111	$(40,653)	$16,857	$(63,111)
Depreciation	1,343	1,203	4,022	3,600
Loss on sale and disposal of property and equipment	70	—	70	32
Impairment of broadcast licenses and long-lived assets	39	47,154	39	79,040

Radio division Adjusted EBITDA	$7,563	$7,704	$20,988	$19,561

The following is a reconciliation of operating loss to Adjusted EBITDA for the company’s television division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Television division operating loss	$(4,485)	$(26,215)	$(5,125)	$(43,340)
Depreciation	1,205	1,238	3,484	3,659
Loss (gain) on sale and disposal of property and equipment	18	—	(7)	909
Impairment of broadcast licenses and long-lived assets	5,411	27,923	7,183	47,503

Television division Adjusted EBITDA	$2,149	$2,946	$5,535	$8,731